EXHIBIT 99
                                                                      ----------

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                                    JULY 1, 2002

                                     Contacts: William T. Weyerhaeuser, Chairman
                                                                  (253) 272-8336
                                               Melanie J. Dressel, President and
                                                         Chief Operating Officer
                                                                  (253) 305-1911

                     COLUMBIA BANKING SYSTEM, INC. ANNOUNCES
                         CHANGE IN EXECUTIVE MANAGEMENT

            TACOMA, WA - The Board of Directors of Columbia Banking System, Inc.
(CBSI) and its principal subsidiary, Columbia Bank, announced today that they have accepted the resignation of J. James Gallagher, 63, as Vice Chairman and Chief Executive Officer of the holding company and Vice Chairman of Columbia Bank. Mr. Gallagher has agreed to serve as a consultant for the Company.

            William T. Weyerhaeuser, a director of the Company since 1998 and the Chairman of the Board since 2001, will assume the position of interim Chief Executive Officer of CBSI. Mr. Weyerhaeuser also is Chairman of the Board of EDEN Bioscience Corporation and a director of Potlach Corporation, a forest products company. He is the former Chairman of Comerco, Inc., a holding company for the Yelm Telephone Company; and Rock Island Company, a private investment company.

            Melanie Dressel will continue as President and Chief Executive Officer of the Bank and President and Chief Operating Officer of CBSI. Hal Russell, Don Hirtzel and Tex Whitney will continue to lead the credit, commercial and retail functions of the Bank, and Gary Schminkey will continue as Chief Financial Officer.

            "We are indebted to Jim for his valuable service to the Company during the past four years and wish him the best," said Bill Weyerhaeuser. "We are very pleased that Jim has agreed to provide his guidance and expertise as a consultant for the organization. We look forward to leading CBSI and the Bank into our next phase, as we continue to focus on improving earnings and credit quality and providing exceptional customer service."

            Columbia is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia Bank, a Washington state-chartered, full-service commercial bank, with 35 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's common stock trades on the Nasdaq Stock Market
(NSM) under the symbol COLB.

                                      # # #

NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and

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developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words "will," "believe," "expect," "should," and "anticipate" and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national general and economic conditions, including the impact of the events of September 11, 2001 and potential similar future events, are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; or (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.




















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